Exhibit 10.1





New Frontier Energy, Inc.      1789 W. Littleton Blvd, Littleton, Colorado 80120
                               Tel: 303-730-9994       Fax: 303-730-9985

July 11, 2006

LRS Group, LLC
7370 S Eudora Ct
Centennial, Colorado 80112
J.J. Richard Manager

Dear Mr. Richard:

This Letter agreement outlines the terms and conditions under which New Frontier Energy, Inc. (hereinafter referred to as NFEI) shall license approximately 335 miles of 2D seismic data from LRS Group, LLC and R & R Exploration Fund, LLC (hereinafter collectively referred to as LRS & R & R); the data identifies over 150 drillsite locations in the Denver Julesberg Basin.

The following points summarize the understanding reached by the parties:

1. SEISMIC LICENSE LRS and R & R represent and warrant that they are the owners of approximately 335 miles of 2D seismic data within the Area of Mutual Interest as outlined below and as the licensor have the authority to grant participation and license rights to NFEI which are set forth in the Seismic Data Participation And License Agreement hereby attached as Exhibit "A" of this Letter agreement.

2. RIGHTS AND DUTIES The parties agree that the principals of LRS (Richard, Lockhart and Schwinkendorf) have contributed their rights, title and interest in the data to LRS and that LRS has the authority to act in their behalf and that J.J. Richard is the managing member of LRS and has the authority to act in its behalf.

3. PAYMENT TERMS NFEI hereby agrees to pay LRS and R & R $650,000 to license the aforementioned seismic data within the Area of Mutual Interest. NFEI shall pay said $650,000 as follows: $325,000 upon execution of this Letter Agreement, $162,500 six months from the execution date of this Letter agreement, and $162,500 one year from the execution date of this Letter Agreement.

4. EXCLUSIVE RIGHT NFEI is hereby granted from LRS and R & R, the exclusive right to work the seismic data in the subject AMI for the purpose of identifying drilling locations. LRS and R & R, J.J. Richard, Richard L. Lockhart, Jerry D. Schwinkendorf, their affiliates, related corporations, companies, partnerships, or any other affiliated person or entity. The exclusive right will not restrict the above parties from performing potential new shooting and reprocessing within the AMI.

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5.       AREA OF MUTUAL INTEREST The parties hereby establish an Area of Mutual
         Interest (AMI) located in the following Townships: Township 3 North Range 65W, Township 4 North Ranges 62,63,64,65 West, Township 5 North Ranges 59, 60, 61, 62, 63, 64, 65 West, Township 6 North Ranges 56, 57, 58, 59, 60, 61, 62, 63, 64, 65 West, Township 7 North Ranges 56, 57,
         58, 59, 60, 61, 62, 63, 64, 65 West, Township 8 North Ranges 58, 59,
         60, 61, 62, 63, 64, 65 West, Township 9 North Ranges 58, 59, 60, 61,
         62, 63, 64, 65 West, Township 10 North Ranges 58, 59, 60, 61, 62, 63,
         64, 65, West

6. ASSIGNMENT OF ROYALTIES Subject to NFEI's evaluation of the data, NFEI shall begin acquiring land for potential drillsites within the AMI. LRS shall receive an assignment of 5% of 8/8ths overriding royalty interest for each 87.5% NRI lease acquired within the AMI. In the event that the NRI of the lease(s) acquired is less than 87.5%, then LRS's overriding royalty shall be scaled back proportionally. However, in no case shall the overriding royalty interest be less than 3% for any lease acquired within the AMI. The stated AMI shall remain in force and effect as long as there are active leases within the boundaries of the AMI.

7. INITIAL TEST WELL NFEI shall drill one initial test well within the first year of this agreement and two additional wells within the first thee years of this Agreement. Thereafter, NFEI shall either drill at least one well per year, shoot additional seismic or acquire additional acreage within the AMI in order to keep this agreement in force and effect. In the event NFEI fails to drill the initial test well or fulfill any of the additional obligations stated in Section 6 this Agreement, then this agreement shall terminate on the anniversary date of the agreement in which the triggering event occurs unless extended my mutual written consent of the parties to this agreement.

8. ADDITIONAL SEISMIC Any additional seismic data shot or acquired within the AMI during the term of this agreement shall be the sole property of NFEI. R & R agrees to use its best efforts to assist in the coordination and implementation of the seismic shooting and NFEI agrees to compensate R & R commensurate with R & R's normal fee structure in effect at the time.

9. GOVERNING LAW This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado, without reference to the choice of law principles thereof. This Agreement shall be subject to the exclusive jurisdiction of the courts of the state of Colorado. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

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If the foregoing meets with your approval please so indicate by signing in the space provided below.



Sincerely,



/s/ Paul G. Laird
-----------------
Paul G. Laird
President & CEO



Approved this 7th day of July, 2006 by J.J. Richard Manager LRS Group, LLC


/s/ J.J. Richard
--------------------
J.J. Richard Manager


Approved this 7th day of July, 2006 by R & R Exploration Fund, LLC


/s/ Richard L. Lockhart
-------------------------------------
Richard L. Lockhart, Managing Partner




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                           R & R EXPLORATION FUND, LLC
                            1600 Broadway, Suite 2400
                                 Denver CO 80202

July 6, 2006

New Frontier Energy, Inc.
Attention: Paul G. Laird
P. 0. Box 298
Littleton, CO 80120-0298

RE: Seismic License Agreement  Exhibit A

Gentlemen:

R & R Exploration Fund, LLC (R&R) grants right of access to New Frontier Energy, Inc. (NFEI) of certain geophysical data obtained in Weld and Morgan Counties. Colorado as shown on the attached map and under terms outlined below:


Description of Seismic Data:

Area, Township and Range;   Denver Julesberg Basin Area
                            T3-10N, R65W to T3-10N, R58W

   Line No.          SP Range              Line No.        SP Range...
   --------------------------------------------------------------------
   3B                SP 5-590              8               SP 415-2110
   3                 SP 5-820              10              SP 5-1925
   4                 SP 5-1245             10A             SP 5-515
   4B                SP 255-625            10C             SP 105-240
   5                 SP 5-1025             11              SP 5-205
   5 Ext             SP 1550-2260          11              SP 600-1480
   6                 SP 5-2030             13              SP 105-1520
   7                 SP 5-2110


     1. R & R represents that it has the right and authority to license the above named seismic data to NFEI and that such seismic data was obtained for R & R by either its own crew of by a competent geophysical contractor using normal operating procedures, but R & R does net guarantee the accuracy, quality, or suitability of the seismic data. No warranties, express or implied shall apply to this data.

     2. R & R agrees to grant right of access to NFEI to the seismic information obtained from all of the approximate 335 miles of CDP data as selected by NFEI and shown on the map hereby attached as Exhibit "A".

     3. Upon the execution of this agreement,) R & R agrees to furnish to NFEI blacklines of the processed sections and shotpoint location maps designated by NFEI.

     4. NFEI shall have rights to obtain copies of available raw data with respect to the approximate 335 miles of data, such as survey notes, observers sheets, magnetic tapes and survey floppy for a period of one (1) year from the date of this agreement. This agreement is contingent upon the deliverability of all information necessary to reprocess the said data, should, any part of it be unavailable this agreement shall be void. NFEI shall be responsible for all costs incurred for reproduction of said seismic data.

     5. Immediately following the receipt of the materials referred to in paragraph 3 above, NFEI will agree to the terms of the contract with NFEI and LRS,LLC dated 07/07/06 covering the 335 miles of seismic data in the Denver Jnlesberg Basin.

     6. NFEI agrees that said data, and copies thereof shall be for its own internal use only, and that said data shall not be sold, traded, disposed of, encumbered or liened, or otherwise made available to other parties except under the following conditions:



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          a.   Said data may be shown to, but not released to or be copied by, a consultant for analysis and interpretation only if such consultant agrees that said data and the consultant's analysis and interpretation made from said data will not be divulged to others.
          b. Said data may be shown to, but not released to or be copied by, other parties in the event NFEI wisbes to interest other parties to enter an agreement to explore, operate,, or develop the area involved, In such event such other patties shall agree that said data is confidential and is not to be divulged to others.

     7. In the event of a merger or complete buyout of NFEI, MFEI shall be allowed to transfer and assign its rights or obligations under this agreement, to the surviving entity. Any asset sales, or acquisitions less than whole, shall require consent by R & R, such consent could be conditioned on a transfer fee.

     8. If NFEI should reprocess the data, NFEI shall continue to display R & R's name on the new reprocessed sections License Agreement

     9. Except as provided in paragraph 6 above, R & R shall continue to have the sole and exclusive right to license, leases sell trade, loan, use or otherwise make available said seismic data and information to other parties.

     10. R &R has taken die position that the transfer of seismic data pursuant to this agreement does not constitute a transaction on which federal, state or local transaction taxes are imposed, including, but not limited to sales tax, use tax, or transfer tax. However, if federal, state or local transaction taxes are imposed on this transaction at any time, NFEI hereby agrees to indemnify, reimburse and hold harmless R & R from any liability for such tax including any interest or penalties which are determined to be due and owning.

     If the foregoing sets forth your understanding of our agreement, please so indicate by accepting this letter in the space provided.

ACCEPTED and AGREED to this                   ACCEPTED and AGREED to this
7th day of July, 2006                         7th day of July, 2006

R & R Exploration Fund, LLC                   New Frontier Energy, Inc.

/s/ Richard L. Lockhart                       /s/ Paul G. Laird
------------------------------------          ------------------------
Richard L. Lockhart, Managing Partner         Paul G. Laird, President


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